EXHIBIT 99.1

PRESS RELEASE

CREATIVE LEARNING CORPORATION

ST. AUGUSTINE, FL

JANUARY 25, 2017

CREATIVE LEARNING CORPORATION ANNOUNCES APPOINTMENT OF KARLA KRETSCH

AS ITS NEW CHIEF OPERATING OFFICER

Creative Learning Corporation (“CLC”, the “Company”) announced today that it has retained Karla Kretsch to serve as its Chief Operating Officer.  The Company believes Ms. Kretsch has the ideal background to dramatically enhance and professionalize the Company’s operations in terms of franchise sales, and improvement of franchisee profitability, which of course is the backbone of any stable franchising company.  With a business career spanning 30 years, Ms. Kretsch brings to the Company expansive, high-level professional experience at major U.S. corporations as well as in franchising, where Ms. Kretsch has herself operated one of the Company’s most successful Bricks 4 Kidz® franchises.  Prior to becoming a Bricks 4 Kidz® franchisee in 2010, Ms. Kretsch served in various executive positions at Wells Fargo for 18 years, where she worked with Wells Fargo clients and on Wells’ internal financial affairs on diverse matters ranging from operations to project management to risk management including a focus upon Sarbanes Oxley issues highly pertinent to public companies. Ms. Kretsch has obtained a CPA, and began her career at Arthur Andersen in audit and in financial consulting.  Exemplifying her confidence in the Company’s future, Ms. Kretsch has accepted reduced financial compensation in return for periodic stock grants and options.  Ms. Kretsch’s contract permits her to terminate her employment in the event there is a change in control of the Company as a result of the current proxy contest.

CLC Board Chairman Chuck Grant said, “We are overjoyed to welcome Karla to the CLC leadership family.  The Company’s board has also been highly impressed with Karla’s business acumen and drive.  We believe Karla’s stellar results as a franchisee together with her extensive experience in the 27th largest company in the world as well as at one of the top accounting firms in the country make her the optimal person to assume the critical responsibilities involved in serving as the Company’s Chief Operating Officer. Most importantly, the board believes that the addition of Karla to the leadership team will be a strong engine to move the Company into a new phase of greater profitability and growth.”

CLC President and Founder Michelle Cote added, “I have known and worked well with Karla for many years.  This is a very exciting development for the Company, and I very much look forward to working closely with her. I believe Karla’s business background and inside knowledge of how best to operate our franchises will make her a highly productive addition to the CLC leadership team.”

New COO Karla Kretsch remarked, “I am honored to take on the role of Chief Operating Officer and lead the Company’s vision to expand business development and grow franchise sales, continue to strengthen operations and partner with the franchises to grow their businesses.   This role will allow me to apply my experience in operations, accounting, project and risk management to create an integrated and service oriented operations organization.  I look forward to supporting the development and delivery of engaging and growth-oriented concepts providing children the opportunity to explore their interests.  I am confident that working together we will continue to build the Bricks 4 Kidz® highly recognized national and international STEM educational program and spark the imaginations of future generations of engineers, developers, architects and inventors.”

As she will be working full-time as the Company’s Chief Operating Officer, Ms. Kretsch will cede all responsibility for the operation of her Bricks 4 Kidz® franchise to her husband, Don Kretsch.

Shareholders who desire to receive copies of CLCN press releases directly from the Company should register by emailing the Company at: investorrelations@creativelearningcorp.com. Inquiries regarding this press release should also be directed to that web address.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of forward-looking terminology, including the words “believes,” “estimates,” “anticipates,” “expects,” “intends,” “plans,” “may,” “will,” “potential,” “projects,” “predicts,” “continue,” or “should,” or, in each case, their negative or other variations or comparable terminology. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual future results to differ materially from those projected or contemplated in the forward-looking statements.

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